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                             THE SHOPPER'S EDGE, LLC
                               PURCHASE AGREEMENT

      This Purchase Agreement (this "Agreement") is made as of December 25, 1999, between Hanover Brands, Inc., a Delaware corporation ("HBI"), and FAR Services, LLC, a Delaware limited liability company ("FAR ").

                                    AGREEMENT

      In consideration of the mutual promises and covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                          SALE AND PURCHASE OF INTEREST

      1.1 Ownership of Interest. By virtue of a capital contribution on December 25, 1999 from its parent, Hanover Direct, Inc., a Delaware corporation ("HDI"), HBI owns all of the membership interests (the "Interest") in The Shopper's Edge, LLC, a Delaware limited liability company (the "Company"), having the rights, preferences, privileges and restrictions as set forth in HDI's Operating Agreement dated as of December 24, 1998, as amended by First Amendment thereto dated as of December 25, 1999 (the "Operating Agreement").

      1.2 Purchase of Interest. Subject to the terms and conditions hereof, FAR will purchase from HBI and HBI will sell and deliver to FAR the Interest at a purchase price (the "Purchase Price") of $1.00 payable in cash on the Closing Date subject to adjustment based upon the receipt of a third party valuation mutually agreeable and acceptable to both parties.

                                    SECTION 2

                             CLOSING DATE; DELIVERY

      2.1 Closing Date. It is anticipated that purchase and sale of the Interest hereunder shall be consummated at a closing (the "Closing") held at the offices of HBI effective December 25, 1999 or at such other date, time and place upon which HBI and FAR shall mutually agree (the date and time of the Closing is hereinafter referred to as the "Closing Date").

      2.2 Delivery and Payment. At the Closing, HBI will deliver to FAR the Interest, and FAR shall deliver to HBI the Purchase Price, and the parties shall have taken the other actions required by Sections 7 and 8 hereof.

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                                    SECTION 3

             REPRESENTATIONS AND WARRANTIES OF FAR; COVENANT OF FAR

      FAR represents and warrants to HBI that, as of the Closing Date:

      3.1 Organization, Standing and Power. FAR is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. FAR has all requisite legal power and authority to execute and deliver this Agreement, to purchase the Interest hereunder, and to carry out and perform its obligations under the terms of this Agreement.

      3.2 Authorization. All action on the part of FAR and its members and managers necessary for the authorization, execution, delivery and performance of this Agreement by FAR, the purchase of the Interest and the performance of FAR's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement constitutes the valid and binding obligations of FAR, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.3 Governmental Consent, etc. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of FAR is required in connection with the valid execution and delivery of this Agreement, the purchase of the Interest, or the consummation of any other transaction contemplated hereby.

      3.4 Compliance with Other Instruments. FAR is not in violation of any term of its Operating Agreement, or of any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree, and to its knowledge, is not in violation of any order, statute, rule or regulation applicable to FAR, which violation reasonably would be expected to have a material adverse effect on FAR's performance of any of its material obligations under this Agreement, The execution, delivery and performance of, and compliance with, this Agreement, the consummation of the transactions contemplated hereby, and the purchase of the Interest have not resulted, and will not result, in any violation of, or conflict with or constitute a default under, any such term or provision, or result in the creation of, any Lien upon any of the properties or assets of FAR except for such defaults or Liens as would not prevent FAR from performing any of its material obligations under this Agreement.

      3.5 No Brokers. FAR has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in


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connection with the negotiations leading to this Agreement or the transactions contemplated hereby.

      3.6 Covenant of FAR. FAR covenants to provide to HBI within sixty (60) days after the Closing Date documentary evidence that it has changed the ownership information on or secured new surety bonds for appropriate State authorities including, without limitation, Nevada, North Carolina, Arizona, Kentucky, New Hampshire and California; and provided, further, that, if FAR fails to do so, HBI shall proceed to effect the change of ownership information or secure new surety bonds for appropriate State authorities, and FAR shall cooperate in full to complete all such filings or bond applications, and all reasonable costs and expenses thereof shall be charged to and paid by the Company (or FAR).

                                    SECTION 4

           REPRESENTATIONS AND WARRANTIES OF HBI WITH RESPECT TO HBI

      HBI represents and warrants to FAR that, as of the Closing Date:

      4.1 Title. HBI owns the Interest free and clear of any Liens; provided, however, that the Interest may be subject to restrictions on transfer under state or federal securities laws and restrictions set forth in the Operating Agreement and restrictions created or imposed upon FAR.

      4.2 Organization, Standing and Corporate Power. HBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HBI has all requisite legal power and corporate power and authority to execute and deliver this Agreement, to sell the Interest hereunder, and to carry out and perform its obligations under the terms of this Agreement.

      4.3 Authorization. All corporate action on the part of HBI and its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by HBI, the purchase of the Interest and the performance of HBI's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement constitutes the valid and binding obligations of HBI, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      4.4 Governmental Consent, etc. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of HBI is required in connection with the valid execution and delivery of this Agreement, the offer or sale of the Interest, or the consummation of any other transaction contemplated hereby.


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      4.5 Compliance with Other Instruments. HBI is not in violation of any term of its charter documents, or of any term or provision of any mortgage, indenture, contract, agreement, instrument, judgment or decree, and to its knowledge, is not in violation of any order, statute, rule or regulation applicable to HBI, which violation reasonably would be expected to have a material adverse effect on HBI's performance of any of its material obligations under this Agreement. The execution, delivery and performance of, and compliance with, this Agreement, the consummation of the transactions contemplated hereby, and the purchase and sale of the Interest have not resulted, and will not result, in any violation of, or conflict with or constitute a default under, any such term or provision, or result in the creation of, any Lien upon any of the properties or assets of HBI except for such defaults or Liens as would not prevent HBI from performing any of its material obligations under this Agreement.

      4.6 No Brokers. HBI has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the transactions contemplated hereby.

                                    SECTION 5

                      REPRESENTATIONS AND WARRANTIES OF HBI
                           WITH RESPECT TO THE COMPANY

      HBI represents and warrants to FAR that, as of the Closing Date:

      5.1 Organization, Standing, Power and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified as a foreign limited liability company to do business, and is in good standing, in each other jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

      5.2 Financial Statements. Schedule 5.2 annexed hereto contains a complete and correct copy of the unaudited financial statements of the Company for the year ended December 25, 1999 (the "Financial Statements"), including the balance sheets for year ended December 25, 1999, and the related statements of income, stockholders' equity and cash flows for the year ended December 25, 1999. The Financial Statements have been prepared by the Company in accordance with generally accepted accounting principles consistently applied.

      5.3 Absence of Undisclosed Liabilities. Since December 26, 1999, the Company does not have any indebtedness, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of its


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business or other ownership, possession or use of its assets through the
Closing, except for indebtedness, liabilities or obligations incurred in the ordinary course of its business consistent with past practice, which indebtedness, liabilities or obligations are not (x) otherwise prohibited by, in violation of, or will result in a breach of the representations, warranties or covenants of HBI contained in this Agreement and (y) reasonably likely to have a material adverse effect on the Company.

      5.4 Absence of Certain Developments. Since December 26, 1999, the Company has operated its business in the ordinary course consistent with past practice and there has not been any:

      (a) event which has had or is reasonably likely, individually or in the aggregate, to have a material adverse effect on the Company's business;

      (b) transactions of the Company not in the ordinary course of business, which transactions have a value individually in excess of $2,500 or in excess of $5,000 in the aggregate;

      (c) material damage, destruction or loss, whether or not insured, affecting the Company's business;

      (d) change in accounting principles, methods or practices or investment practices of the Company;

      (e) amendment to the Company's organizational documents, including, but not limited to, the Company's Operating Agreement; or

      (f) agreement or understanding legally obligating the Company to take any of the actions described above in this Section 5.4.

      5.5 Material Contracts. Schedule 5.5 sets forth an accurate and complete list of the contracts to which the Company is a party or bound, or pursuant to which the Company is a beneficiary. Accurate and complete copies of each contract set forth on Schedule 5.5 have been made available by HBI to FAR. Each Contract described in this Section 5.5 is in full force and effect. The Company has complied with all material commitments and obligations on its part to be performed or observed pursuant to each contract described in this Section 5.5. No event has occurred which is or, after the giving of notice or passage of time or both, would constitute a default under or a breach of any Contract described in this Section 5.5 by the Company. The Company has not received any notice of a default, offset or counterclaim under or any notice of cancellation of or intent to cancel, notice to make a material modification or intent to make a material modification in, any contract described in this Section 5.5.

      5.6 Taxes. For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without


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limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, or local or domestic or foreign. The term "Tax Return" shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes.

      (a) From December 24, 1998 through the date hereof, the Company has been treated as a partnership and disregarded as an entity (as set forth in Treasury Regulation Section 301.7701-3(b)(l)(ii)) for federal and applicable state, local and foreign income tax purposes

      (b) As of the date hereof, the income Tax Returns for HDI, in which the Company's income and deductions will be reported for fiscal 1999, its first year of operation, and for periods subsequent thereto through the date of Closing, are not yet due. It is also expected that HDI will, in the ordinary course of preparing its 1999 income tax returns, obtain an extension of time in which to file. The Company, HDI and HBI have filed all Tax Returns that were required to be filed. All such Tax Returns were when filed, and continue to be, correct and complete in all respects. All Taxes owed or required to be withheld by the Company, HDI or HBI (whether or not shown on any Tax Return) have been timely paid or withheld. No claim has ever been made by an authority in a jurisdiction where the Company (HDI or HBI with respect to the business conducted or assets owned by the Company) does not file Tax Returns that it, HDI or HBI is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes on any of the assets or property of the Company, except for liens with respect to Taxes not yet payable.

      (c) There is no dispute or claim concerning any Tax Liability of the Company, HDI or HBI either (i) claimed or raised by any authority in writing or
(ii) as to which HDI or HBI has knowledge. There are no proceedings with respect to Taxes pending. To the knowledge of HDI or HBI, no audit or investigation with respect to Taxes has been threatened.

      (d) Neither the Company, HDI nor HBI has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e) For purposes of this Section 5.6, references to the Company and HBI shall also refer to any predecessor companies.

      5.7 Compliance With Laws. The Company complies in all material respects with all Laws applicable to the Company.


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      5.8 Legal Proceedings. The Company is not engaged in or a party to or threatened with any action, suit, proceeding, complaint, charge, investigation or arbitration or other method of settling disputes or disagreements, and there is not any reasonable basis for any such action against the Company. The Company has not received notice of any investigation threatened or contemplated by any Governmental Authority. The Company or any of its assets are not subject to any Judgment or other agreement which, among other things, restricts the ability of the Company from operating its business, as it is currently conducted, which is reasonably likely to have a material adverse effect on the Company.

      5.9 Books and Records. The books of account and other financial records of the Company are accurate and complete in all material respects.

      5.10 Employee Programs.

      (a) The Company has never maintained, and has never had an obligation to make any contribution to, any Employee Program.

      (b) No Affiliate has any unpaid material liability, fine, penalty or Tax with respect to any Employee Program for which the Company could be liable.

      (c) For purposes of this Section 5.10:

            1.          "Employee Program" means (A) any "employee benefit
                  plan", within the meaning of Section 3(3) of ERISA, whether or not it is subject to ERISA, or (B) any other employee benefit arrangement which is (1) the portion of any employment or consulting agreement which provides employee benefits, (2) an arrangement providing for insurance coverage or workers' compensation benefits, (3) an incentive bonus or deferred bonus arrangement, (4) a stock purchase or stock option arrangement, (5) a cafeteria plan, (6) a death benefit arrangement, (7) an arrangement providing termination allowance, salary continuation, severance or similar benefits,
                  (8) an equity compensation plan, (9) a deferred compensation plan, (10) a tuition reimbursement, dependent care assistance, or legal assistance plan or arrangement, (11) a fringe benefit arrangement (cash or noncash), (12) a holiday or vacation plan or policy, or (13) any other compensation policy or practice.

            2.          An entity is an "Affiliate" if it has ever been
                  considered a single employer with the Company under Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended, or Section 414(b), (c), (m) or (o) of the Code.


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                                    SECTION 6

                                 INDEMNIFICATION

      6.1 Survival of Representations, Warranties, Covenants and Agreements. Except as otherwise specifically provided for herein, the representations, warranties, covenants and agreements of the parties hereto included or provided for herein, or in other instruments or agreements delivered or to be delivered pursuant hereto, shall survive for a period ending eighteen months (18) after the date of Closing; provided, however, that to the extent any breach of a representation, warranty, covenant or agreement involves any loss, damage, liability or claim in each case relating to or for Taxes ("Tax Liability"), the right to assert such claims and any indemnity obligation shall survive until the expiration of the applicable statute of limitations relating to such Tax Liability (such period as provided in this Section 6.1 or as otherwise specifically provided elsewhere herein being referred to as the "Survival Period"); provided further, however, that if, prior to the expiration of the Survival Period, any party hereto shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved before the expiration of the Survival Period, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive and shall remain a basis for indemnity as to such claim until such claim is finally resolved. The respective representations and warranties contained herein shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any amendment or supplement to the schedules or exhibits hereto occurring after the signing of this Agreement.

      6.2 General Indemnity.

      (a) HBI agrees to indemnify and hold harmless FAR against (i) any and all damage, loss, claim, expense, deficiency or cost resulting from the breach by HBI of any representation or warranty made by HBI hereunder; (ii) any and all damage, loss, claim, expense, deficiency or cost resulting from the failure to comply in any material respect with any covenant or agreement made by HBI hereunder; (iii) all Taxes for periods (or portions of periods) ending on or before the date of Closing: and (iv) any and all actions, suits, proceedings, demands, assessments, Judgments, costs, costs of collection and legal and other expenses incident to any of the foregoing.

      (b) FAR agrees to indemnify and hold harmless HBI against (i) any and all damage, loss, claim, expense, deficiency or cost resulting from the breach by FAR of any representation or warranty made by FAR hereunder; (ii) any and all damage, loss, claim, expense, deficiency or cost resulting from the failure to comply in any material respect with any covenant or agreement made by FAR hereunder; (iii) any and all actions, suits, proceedings, demands, assessments, Judgments, costs, costs of collection and legal and other expenses incident to any of the foregoing; and (iv) all Taxes for periods (or portions of periods) beginning on and after the date of Closing.


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      6.3 Reimbursement

            (a) Subject to Section 6.4 hereof, HBI agrees to reimburse FAR on demand for any payment made by FAR or any loss, damage, cost or expense suffered by FAR at any time after the date hereof in respect of any matter to which the indemnity referred to in Section 6.2(a) relates.

            (b) Subject to Section 6.4 hereof, FAR agrees to reimburse HBI on demand for any payment made by HBI or any loss, damage, cost or expense suffered by HBI at any time after the date hereof in respect of any matter to which the indemnity referred to in Section 6.2(b) relates.

      6.4 Claims.

            (a) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by Section 6.2(a) relates, FAR, on not less than twenty (20) days' notice to HBI, may make settlement of such claim and such settlement shall be binding upon HBI; provided, however, that HBI shall have the option, to be exercised by notice to FAR within ten (10) days after such first mentioned notice shall have been given, to assume the contest and defense of such claim. If HBI shall exercise such option, it shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and FAR agrees to cooperate fully with HBI and its attorneys with respect to such contest and defense. If HBI shall not exercise such option, FAR may, but shall not be obligated to, assume the contest and defense of such claim and shall have control over such contest and defense and over the payment, settlement or compromise of such claim. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to reasonable attorneys' fees, shall be binding upon HBI and FAR.

            (b) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by Section 6.2(b) relates, HBI, on not less than twenty (20) days' notice to FAR, may make settlement of such claim and such settlement shall be binding upon FAR; provided, however, that FAR shall have the option, to be exercised by notice to HBI within ten (10) days after such first mentioned notice shall have been given, to assume the contest and defense of such claim. If FAR shall exercise such option, it shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and HBI agrees to cooperate fully with FAR and its attorneys with respect to such contest and defense. If FAR shall not exercise such option. HBI may, but shall not be obligated to, assume the contest and defense of such claim and shall have control over such contest and defense and over the payment, settlement or compromise of such claim. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to reasonable attorneys' fees, shall be binding upon FAR and HBI.


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

                                    SECTION 7

                          OBLIGATIONS AFTER THE CLOSING

      7.1 Tax Periods Ending on or Before the Closing Date. HBI shall prepare or cause to be prepared and file or cause to be filed (at its expense) all Tax Returns relating to the Company for all periods ending on or prior to the Closing by the Company. Such Tax Returns shall be prepared in a manner consistent with the Tax Returns (including amended Tax Returns) filed on or prior to the date of Closing for prior fiscal periods. HBI shall pay, or cause to be paid, all Taxes shown as due (or required to be shown as due) on such Tax Returns.

      7.2 Tax Periods Beginning After the Closing Date. FAR shall prepare or cause to be prepared and file or cause to be filed (at its expense) all Tax Returns relating to the Company for all periods beginning after the Closing which are filed after the Closing by the Company. Such Tax Returns shall be prepared in a manner consistent with the Tax Returns (including amended Tax Returns) filed on or prior to the date of Closing for prior fiscal periods. FAR shall pay, or cause to be paid, all Taxes shown as due (or required to be shown as due) on such Tax Returns.

      7.3 Access to Information. Each of FAR and HBI will provide the other with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant in connection with the preparation of any Tax Returns, any audit or other examination by any authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

                                    SECTION 8

                          CONDITIONS TO CLOSING BY FAR

      FAR's obligation to purchase the Interest is, unless waived in writing by FAR, subject to the fulfillment as of the date of the Closing of the following conditions:

      8.1 Representations and Warranties Correct. The representations and warranties made in Sections 4 and 5 hereof by HBI shall be true and correct in all material respects as of the date of the Closing.

      8.2 Performance by HBI. HBI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement.


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      8.3 Transfer Document. The parties shall have executed appropriate transfer documentation, HBI shall have executed and delivered an Amendment to the Operating Agreement in the form of Schedule A hereto and FAR shall execute and deliver a counterpart signature page to the Company's Operating Agreement.

      8.4 Marketing and Services Agreement. The parties shall have executed and delivered an amendment substantially in the form attached hereto as Exhibit A to the Marketing and Services Agreement (the "Marketing Agreement") dated as of January 7, 1999 between Hanover Direct Pennsylvania, Inc., FAR, QuotaPhone, Inc., a New York corporation, P.M.S.I., Inc., a Connecticut corporation, and Ira Smolev ("Smolev").

      8.5 Resignation of Managers. William C. Kingsford and Brian C. Harriss shall have submitted in writing their resignations as Managers of the Company.

      8.6 Escrow Agreements. The parties shall have executed and delivered instructions in the form attached hereto as Exhibit B suitable to release from escrow the funds and documents held pursuant to the Escrow Agreement dated as of January 7, 1999, among the Company, Brown Raysman Millstein Felder & Steiner, LLP, FAR and Smolev and the Escrow Agreement dated as of January 7, 1999, among the Company, Smolev and Swidler Berlin Shereff Friedman, LLP.

      8.9 Consents. HBI shall have obtained any necessary consents to the transactions contemplated hereby.

      9.10 Termination of Guarantee. The Guarantee, attached hereto as Exhibit C, executed by Smolev in connection with the original Marketing Agreement shall be terminated on or before the date of Closing.

                                    SECTION 9

                          CONDITIONS TO CLOSING BY HBI

      HBI's obligation to sell the Interest is, unless waived in writing by HBI, subject to the fulfillment as of the date of Closing of the following conditions:

      9.1 Representations and Warranties Correct. The representations and warranties made in Section 3 hereof by FAR shall be true and correct in all material respects as of the date of the Closing.

      9.2 Performance by FAR. FAR shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement.

      9.3 Purchase Price. HBI shall have received from FAR the Purchase Price.


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      9.4 Marketing and Services Agreement. The parties shall have executed and delivered an amendment substantially in the form attached hereto as Exhibit A to the Marketing Agreement.

                                   SECTION 10

                                  MISCELLANEOUS

      10.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York without regard to conflict of laws provisions.

      10.2 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto, including the exhibits hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

      10.3 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed:

If to HBI, to:

            Hanover Brands, Inc.
            1500 Harbor Boulevard
            Weehawken, NJ 07087
            Attn: Brian C. Harriss
            Fax: (201) 272-3150

or at such other address as HBI shall have furnished to FAR.

If to FAR, to:

            FAR Services, LLC
            350 Camino Gardens Boulevard, Suite 200
            Boca Raton, Florida 33432
            Attn: Ira Smolev
            Fax: (561) 362-6713


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

or at such other address as FAR shall have furnished to HBI.

      Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when received if delivered personally, if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

      10.4 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

      10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

      10.6 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, which shall be replaced with an enforceable provision closest in intent and economic effect as the severed provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

      10.7 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

      10.8 Further Assurances. Each party hereto agrees to do all acts and things, and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

      10.9 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

      10.10 Definitions. The following terms shall have the following meanings when used in this Agreement:

            GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis, as in effect on the date hereof.

            Governmental Authority: The federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

            Judgment: Any judgment, writ, order, injunction, determination, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by an Governmental Authority.

            Law: Any statute, ordinance, code, rule, regulation or order enacted, adopted, promulgated, applied or followed by any Governmental Authority.

            Lien: Any security agreement, financing statement (whether or not filed), security or other interest, conditional sale or other title retention agreement, lease, consignment or bailment given for security purposes, lien, charge, restrictive agreement, mortgage, deed of trust, indenture, pledge, option, encumbrance, limitation, restriction, adverse interest, constructive or other trust, claim, charge, attachment, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities or reverter, encroachments, easements, rights of way, restrictive covenants and licenses) of any kind, whether direct, indirect, accrued or contingent.

            Person: Any individual, trustee, corporation, general or limited partnership, joint venture, joint stock company, bank, firm, Governmental Agency, trust, association, organization or unincorporated entity of any kind.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS THEREOF, the undersigned have executed this Agreement on the day and year first written above.

                                     HANOVER BRANDS, INC.,
                                     a Delaware corporation


                                     By: _______________________
                                         Name:
                                         Title:


                                     FAR SERVICES, LLC,
                                     a Delaware limited liability company


                                     By: ______________________
                                         Name:
                                         Title: Manager

                                   SCHEDULE A

                    Form of Amendment to Operating Agreement

                     SECOND AMENDMENT TO OPERATING AGREEMENT

                                       OF

                             THE SHOPPER'S EDGE, LLC

            This Second Amendment to the Operating Agreement of The Shopper's Edge, LLC, a Delaware limited liability company (the "Company"), dated as of December 24, 1998 (the "Amendment"), is entered into effective as of December 25, 1999 (the "Effective Date of this Amendment"), by Hanover Brands, Inc. ("HBI"), such entity constituting the sole member of the Company. HBI hereby consents to the admission of FAR Services, LLC as a member of the Company and amends the Operating Agreement of the Company (as amended, the "Agreement") as follows:

            1. As of the Effective Date of this Amendment, Exhibit A of the Agreement is hereby deleted in its entirety and substituted in its place and stead the following:

                           ANNEXED HERETO AS EXHIBIT A

            IN WITNESS WHEREOF, the parties have executed this agreement as of the date and year first above written.


                                           Hanover Brands, Inc.

                                           By:__________________________
                                           Name:________________________
                                           Title:_______________________

                                    EXHIBIT A

                                     Members

                                                                 Membership
Name and Address                    Contribution                 Interest
----------------                    ------------                 --------

FAR Services, LLC                   $1.00                        100%
350 Camino Gardens Boulevard,
Suite 200
Boca Raton, Florida 33432
Attn: Ira Smolev
Fax: (561) 362-6713


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